Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File No. 333-123544) and the Registration Statements on Form S-8 (File Nos. 333-133247, 333-141713, 333-144395 and 333-155866) of our report dated March 16, 2009, relating to the financial statements and financial statement schedule of Sears Holdings Corporation and the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph related to the change in fiscal year end of one of its subsidiaries and the change in method of accounting for pension and other postretirement benefits) appearing in this Report on Form 10-K of Sears Holdings Corporation for the year ended January 31, 2009.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 16, 2009